Exhibit 99.08 - Consulting Agreement

Consulting Agreement

This agreement is between Coventry Windsor and its proprietor, Devin Bosch, 15325 Magnolia Blvd. #105 Sherman Oaks, CA 91403, and Ohana Enterprises, Inc., a Delaware Corporation(OHNA) a business who desires the services provided by Devin Bosch and hereafter referred to as (Consultant). This contract is for representation of Ohana Enterprises, Inc. traded on the OTC-BB as ( OHNA ).

1. Now therefore for the fee 200,000 free trading shares as soon as possible. Devin Bosch shall provide the Company with the service of introduction to business contacts, general advisory and consult with Company concerning marketing, licensing, franchising and partnership arrangements throughout the world. Company understands and acknowledges that Consultant is not a broker dealer.

2. Devin Bosch shall maintain all data prior to the introductions in the strictest of confidence.

3. Devin Bosch shall be responsible for a 1 month, (30 day) contract for OHNA commencing on the day Devin Bosch receives the consideration per paragraph 1.

4. All consideration owed shall be paid to Devin Bosch in advance.

5. Client agrees to hold harmless Coventry Windsor and Devin Bosch from any and all claims of liability (including attorney's fees) arising out of or connected with any and all introduction's made by Devin Bosch. Client will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this consulting Agreement, any trade secrets or other information provided by the Consultant without the Consultant's knowledge. Likewise, each of the parties shall agree to keep all introduction's confidential and will not circumvent Bosch to use the introductions for any purposes.

6. Client affirms that all information provided to Devin Bosch is true, in good faith and not published with the intent to mislead or defraud.

7.This agreement may be modified only by written amendment executed by both parties.

 8. This contract supercedes all prior contracts by and between Devin
Bosch or Conventry Windsor and Ohana Enterprises. This agreement entered into this March 19th , 2003.

/s/ Devin Bosch
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Authorized Signature: Coventry Windsor / Devin Bosch
Title: Partner

/s/Gerald Nolan
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Authorized Signature: Gerard  Nolan